Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

Central European Media Enterprises Ltd. (CETV)

3. Statement for Month/Day/Year

   3/22/2009

This Form 3 is being filed on behalf

of Time Warner Inc. ("Time Warner"),

and TW Media Holdings LLC,

a wholly-owned, direct subsidiary

of Time Warner (collectively, the

"Reporting Person"). The designated filer of

this Form 3 is Time Warner.  The Reporting

Person's address is One Time Warner Center,

New York, NY 10019.

TW Media Holdings LLC

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Senior Vice President